EXZHIBIT 99.1

                         [ERNST & YOUNG LLP LETTERHEAD]


March 27, 2002

Mr. Phil Johnston
President / CEO
ID Technologies Corporation
NCSU Centennial Campus
920 Main Campus Drive, Suite 400
Raleigh, NC 27606

Dear Mr. Johnston:

Because of SEC rules related to independence (Financial Reporting Release -
Section 602 - Matters Relating to Independent Accountants) and Ernst & Young's policy requiring payment of prior year audit fees before completing the current engagement, we will be unable to complete our audit of ID Technologies' financial statements for the year ended December 31, 2001 until the prior year audit fees have been paid.

                                                   Sincerely,

                                                   /s/ Horace Johnson

                                                   R. Horace Johnson
                                                   Managing Partner